Exhibit 4.30

DATED 21 JULY 2002

Certain shareholders of Travelprice.com

AND

lastminute.com Plc

AGREEMENT

IN RELATION TO THE ACQUISITION OF

TRAVELPRICE.COM

HS
20, rue Quentin Bauchart
75008 Paris
Tel. 01 53 57 70 70
Fax. 01 53 57 70 80
Ref: BB 30827516

Back to Contents

THIS AGREEMENT is made on 21 July 2002

BETWEEN:

(1)	The Persons whose names and addresses are set out in Schedule SOA (the “Initial TP Shareholders” and each an “Initial TP Shareholder”) acting jointly but not severally (sans solidarité entre eux); and
(2)	lastminute.com plc a public limited company incorporated under English law whose registered office address is at 4 Buckingham Gate, London SW1E 6JP, UK. (registered number 3852152) ("lastminute.com").

RECITALS

I	Travelprice.com is a French société anonyme, with a capital of € 19,473,051 whose registered office is situated at 66, avenue des Champs Elysées, 75008 PARIS, France, registered with the Commercial and Companies Registry of Paris, under number
399 905 181 (hereinafter referred to as the "Company").
II	All Company’s direct and indirect subsidiaries are listed in Schedule SUB (the "Subsidiaries") which contains the full name, jurisdiction, address, registration number, number of shares issued and nominal value thereof of these Subsidiaries and of the Company.
III	lastminute.com wishes to exchange all the direct participation of the TP Shareholders in the Company against shares in lastminute.com subject to the terms and conditions of this Agreement.
IV	The shareholders in the Company, relying on the representations of lastminute.com as set out in this Agreement and the irrevocable undertakings attached in Schedule IT, have agreed to negotiate the proposed acquisition and to enter into this Agreement on the terms and conditions set out herein.
V	The board of the Company has recommended, and the board of the Initial TP Shareholders (where applicable) and of lastminute.com, respectively, have approved the transaction contemplated herein and the press announcement set out in Schedule PA.

THE PARTIES AGREE AS FOLLOWS :

1.	DEFINITIONS

"Accounting Principles"

For the purpose of this Agreement, the following terms shall have the following meanings:
means accounting principles as applied by the Company in the preparation of the Audited Accounts and consistent with the French generally accepted accounting principles (i.e. plan comptable général tel qu’homologué par les arrêtés du 22 juin 1999) as amended and supplemented and as construed in accordance with the recommendations of the Ordre des Experts Comptables Français and the Conseil National de la Comptabilité applied on a basis consistent with that previously used by the relevant Person.

3

Back to Contents

"Accounts Date"	shall mean 31 December 2001.
“Additional Consideration Shares”	means so many ordinary shares of 1p each in the capital of lastminute.com as issued upon completion of the Forward Sale Agreements.
"Adherence Letter"	means the letter (in the agreed form set out in Schedule AL) signed prior to Completion by any shareholder in the Company (who is not a party hereto as at the date hereof and who is willing to become a party hereto) whereupon such shareholder will unconditionally and irrevocably become a party to this Agreement with all the rights and obligations attaching to any and all TP Shareholders, including as Warrantor, pursuant to this Agreement.
"Admission"	means admission to the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange of any relevant shares in lastminute.com becoming effective by the decision of the UK Listing Authority to admit such shares to listing being announced in accordance with paragraph 7.1 of the Listing Rules and by the announcement of the decision of the London Stock Exchange to admit such shares to trading being announced in accordance with the LSE Admission Standards.
"Affiliate"	means with respect to any Person (i) any other Person 10% or more of the voting rights or equity interest of which is, directly or indirectly, held by such first Person (ii) any other Person which is, directly or indirectly, under the Control of such first Person, (iii) any other Person which, directly or indirectly, has Control over or is under common control with such first Person and (iv) and any parents, children or other relatives of any individual Person.
"Agent"	shall have the meaning ascribed to it in Clause 16.14.
“Agreed Proportion”	means, in relation to each TP Shareholder (including in his capacity as Warrantor) from time to time, (a) the Consideration Shares he receives at Completion and/or any Additional Consideration Shares which he receives divided by (b) the aggregate number of Consideration Shares and Additional Consideration Shares issued other than any Additional Consideration Shares issued to any person referred to in sub-clause 4.2.

4

Back to Contents

"Agreement"	means this Agreement, whether in its original form or as from time to time added to, varied or amended in accordance with the terms hereof, together with all its Annexes, Schedules and appendices, including the Disclosure Letter and the Adherence Letters.
"Audited Accounts"	means the audited consolidated balance sheet, income statement and annexes as at the Accounts Date prepared for the Company and its Subsidiaries in accordance with the Accounting Principles.
"Business Day"	means any day except Saturday, Sunday and any day in France and in the UK which is a legal holiday or a day on which banking institutions are authorised or required by law or other government action to close.
"City Code on Takeovers and Mergers"	means the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers in the U.K.
"Completion"	means the completion of the exchange of the Exchange Shares for the Consideration Shares in accordance with Clauses 7 and 9.
"Completion Date"	means the date on which Completion takes place.
"Completion Meeting"	means the meeting referred to in Clause 7.
"Consideration Shares"	means so many ordinary shares of 1p each in the capital of lastminute.com as determined at Completion by application of the Exchange Ratio to the number of Exchange Shares, each Consideration Share being valued for the purposes of the exchange contemplated in this Agreement at £ 0.90, and the maximum number of Consideration Shares together with all the Additional Consideration Shares shall be 34,645,088.
"Control"	(including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or agreement in any form whatsoever.

5

Back to Contents

"Disclosure Letter"	means the letter from the Initial TP Shareholders to lastminute.com delivered immediately prior to the execution of this Agreement and attached as Schedule DL, together with the Data Room Documents.
"Encumbrance"	means any mortgage, pre-emptive rights, call, put, right of first refusal or of first priority, buy-out rights, rights to acquire, option, lien, charge, claim, assessment, security interest or third party right, réserve d’usufruit (usufruct), other forms of beneficial ownership or other encumbrances of any kind whatsoever.
"Euro, EUR or €"	means the Euro, legal currency in the EMU member states.
"Escrow Agent"	means Messrs. JP Morgan Chase London.
"Escrow Agreement"	means the escrow agreement to be executed at Completion by the Parties and the Escrow Agent substantially in the agreed form as between the Parties incorporating such amendments as may be agreed prior to Completion between the Agent and lastminute.com attached in Schedule EA.
"Exchange Ratio”	means the ratio applicable for the exchange of the Exchange Shares for the Consideration Shares or the Additional Consideration Shares which shall be 1 share in the Company for 1.43792588 shares in lastminute.com.
"Exchange Shares"	means such number of shares in the Company available to be exchanged by the TP Shareholders at Completion.
"Fully Diluted"	means, in relation to the share capital of the Company, all the issued shares in the Company plus all the Options Shares.
"Forward Sale Agreement"	means the forward sale agreement in the agreed form attached as Schedule FSA.
"General Warranties"	means the general representations and warranties contained in Schedule GW.
"Group"	means the Company and the Subsidiaries and reference to a member of the Group shall be construed accordingly.
"Key LM Shareholders"	means Brent Hoberman, Martha Lane Fox, David Howell.
"Listing Rules"	Means the listing rules made by the UK Listing Authority under section 74(4) of the Financial Services and Markets Act 2000.

6

Back to Contents

"Losses"	shall have the meaning set out in Clause 12.3.
"LSE Admission Standards"	means the rules issued by the London Stock Exchange in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List.
"Notice"	shall have the meaning set out in Section 16.14.
"Official List"	means the list maintained by the UK Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000.
"Options"	means the share options, warrants, including,bons de souscription d'actions, bons de souscription de parts de créateurs d'entreprise (including, for the avoidance of doubt, such bons issued as bons de créateurs d’entreprises by the Company), options de souscription ou d’achat d’actions granted to the Option Holders by the Company from time to time as set out in Schedule O excluding those options, warrants, including,bons de souscription d'actions, bons de souscription de parts de créateurs d'entreprise (including, for the avoidance of doubt, such bons issued as bons de créateurs d’entreprises by the Company), options de souscription ou d’achat d’actions granted to the Option Holders by the Company from time to time waived as at the date of this Agreement pursuant to the waiver letters attached thereto which are also listed in Schedule O.
"Options Holders"	means the Persons holding Options as set out in Schedule O.
"Options Shares"	means the shares to be issued by the Company as a result of the exercise of the Options.
"Parties"	means the TP Shareholders and lastminute.com and "Party" shall mean any of the Parties.
"Person"	means any individual, corporation, limited liability company, partnership, investment or similar funds, joint venture, firm, association, trust or any other entity or organisation (whether or not incorporated) including any government or political subdivision or agency or department thereof, and their executors or directors.
"Pounds Sterling" or "£"	means the legal currency in the United Kingdom.
"Previous Accounts"	means the consolidated audited balance sheets, income statements and annexes of the Company and its Subsidiaries, as at the end of each of the two accounting reference periods immediately preceding that ended on the Accounts Date, in each case prepared in accordance with the Accounting Principles.

7

Back to Contents

"Shares"	means all the shares in the Company, including the Exchange Shares, the Option Shares and all the shares in the Subsidiaries.
"Statutory Auditors"	means Fabre Noutary & Associés and Coopers & Lybrand Audit, Paris.
"Tax Warranties"	means the tax representations and warranties contained in Schedule TW.
"The London Stock Exchange"	means London Stock Exchange PLC.
"TP Shareholders"	means the Initial TP Shareholders together with (a) any Person who will sign and deliver to lastminute.com the Adherence Letter (b) any Person receiving Additional Consideration Shares from time to time and (c) any Person which would exercise his Options in accordance with the Forward Sale Agreement.
"UK Listing Authority"	means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000.
"Warranties"	Means the General Warranties and the Tax Warranties.
"Warrantors"	means the TP Shareholders, acting jointly but not severally (sans solidarité entre eux) excluding the Persons referred to in sub-clause 4.2.

Back to Contents

1.1	In this Agreement, save where the context otherwise requires:
1.1.1	a reference to a statute or statutory provision shall include a reference :
(A)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;
(B)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and
(C)	any subordinate legislation made under the relevant statute;
1.1.2	words in the singular shall include the plural, and vice versa;
1.1.3	the masculine gender shall include the feminine and neutral and vice versa;
1.1.4	a reference to a Clause, sub-clause, paragraph or Schedule shall be a reference to a clause, sub-clause, paragraph or Schedule (as the case may be) of or to this Agreement;
1.1.5	if a period of time is specified, it shall be calculated in accordance with the provisions of articles 640 et seq. of the French "Nouveau Code de Procédure Civile";
1.1.6	references to any French legal term for any action, remedy, method or judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction the French legal term;
1.1.7	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
1.1.8	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;
1.1.9	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms;
1.1.10	"including" shall be construed as including without limitation; and
1.1.11	where any of the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made by the Warrantors, acting as shareholders for the purposes hereof, after reasonable enquiry with the top Group management, i.e. Roland Coutas, Marc Rochet and Christophe Melard provided however that the mere execution of this Agreement by Messrs. Coutas, Rochet and Melard shall not be deemed to constitute « reasonable enquiry » for the purpose of this clause.
1.2	The designations adopted in the Recitals and introductory statements preceding this Section apply throughout this Agreement and its Schedules.

Back to Contents

2.	EXCHANGE
2.1	On the Completion Date and in accordance with articles 1702 et seq. of the French Civil Code, the TP Shareholders shall exchange (or procure to be exchanged) with lastminute.com all (and not some only) the Exchange Shares in return for all (and not some only) the Consideration Shares on the terms and subject to conditions set out in this Agreement.
2.2	On or before the Completion Date, the TP Shareholders waive and agree to procure the waiver of any restrictions on transfer (including pre-emption rights or any other contractual right) including under any shareholders agreement in force prior to this Agreement or Completion which may exist in relation to the Exchange Shares under the articles of association of the Company, any shareholders agreement or otherwise so that the Exchange Shares will be transferred to lastminute.com free and clear of any Encumbrances and will be exchanged with all rights to received dividends or other distribution attached.
2.3	lastminute.com shall not be obliged to complete the exchange of any of the Exchange Shares unless all the TP Shareholders complete the exchange of all the Exchange Shares simultaneously, but completion of the exchange of some of the Exchange Shares will not affect the rights of lastminute.com with respect to the exchange of the others.
2.4	At Completion, lastminute.com shall allot to the TP Shareholders the Consideration Shares in accordance with the certificate delivered by the Agent pursuant to Clause 6.2. provided that 25 percent of the Consideration Shares issued on Completion shall be issued to the Escrow Agent and held in accordance with the Escrow Agreement.
2.5	Any shares in the capital of lastminute.com to be allotted to any of the TP Shareholders pursuant to this Agreement shall be allotted credited as fully paid and free from all Encumbrances and shall rank in full for all dividends and in all other respects carry the same rights as the existing ordinary share capital of lastminute.com in issue on the Completion Date.

3.	LOCK UP
For the purpose of this Clause 3 and this Clause only, Consideration Shares shall be deemed to include the Additional Consideration Shares.
3.1	Each of the TP Shareholders hereby agrees and undertakes that neither he nor any other allottee of Consideration Shares permitted hereunder shall dispose of a number of Consideration Shares equal to 50% of the number of Consideration Shares held by each TP Shareholder as a result of Completion (the “Lock Up Shares”) until 28 February 2003 (the “Lock Up Period”) provided that:
3.1.1	on or after the 25 December 2002, each of the TP Shareholders will have the right to dispose of a number of Consideration Shares equal to 1/3rd of the Lock Up Shares held by each of them, respectively;
3.1.2	on or after the 25 January 2003, each of the TP Shareholders will have the right to dispose of a number of Consideration Shares equal to, together with the number of Consideration Shares disposed of under sub-paragraph 3.1.1, 2/3rd of the Lock Up Shares held by each of them, respectively; and

Back to Contents

3.1.3	on or after the 28 February 2003, each of the TP Shareholders will have the right to dispose of the balance of the Lock Up Shares.
For the avoidance of doubt, subject to the terms of the Escrow Agreement, each of the TP Shareholders shall have the right to assign his rights under this Clause 3.1. to dispose of his Consideration Shares to any other TP Shareholder.
3.2	The provisions of Clause 3.1 shall not apply, and for the avoidance of doubts, the TP shareholders shall immediately be entitled to dispose of all the Lock-Up Shares at their sole discretion, if after Completion any of the following events shall occur:
3.2.1	Mr. Brent Hoberman and/or Mrs Martha Lane Fox and/or Mr David Howell cease to be an officer or to work full time at lastminute.com for any reason whatsoever or their roles as carried out prior to Completion materially change;
3.2.2	in the event that any of the Key LM Shareholders or Permitted Transferees (as defined hereunder) dispose during the Lock Up Period of the legal or beneficial interest in an aggregate of more than 10 % each of their shares in the capital of the lastminute.com on a fully diluted basis. A disposal of shares in lastminute.com by a Key LM Shareholder to a connected person of it or by one such connected person to another such connected person (in either case, a "Permitted Transferee") shall not give rise to any entitlement of any TP Shareholder under this Clause. In relation to a Key LM Shareholder for the purposes of this clause "connected person" shall mean a Person controlled by either of the Key LM Shareholders;
3.2.3	any disposal of a substantial part of lastminute.com’s business, or material assets, outside the ordinary course of business, in either case, for a consideration in excess of £ 30 million.
3.3	Subject to Clause 3.4, to the extent that any TP Shareholder proposes to dispose of any of his Consideration Shares during the Lock-Up Period, any sale must be made on behalf of the TP Shareholder through lastminute.com’s broker, Cazenove & Co Ltd on arm’s length terms and in accordance with the rules, regulations and market practices of the applicable market and with instructions that Cazenove & Co Ltd shall respect orderly market conditions. If Cazenove & Co Ltd do not carry out the trade within five business days after the order being given to it, the TP Shareholder may execute the proposed sale, and any subsequent sale of Consideration Shares, on arm’s length terms and in accordance with the rules, regulations and market practices of the applicable market, through any internationally recognised broker of its choice.
3.4	Clauses 3.1 and 3.3 shall not apply to a disposal of any Consideration Share by any TP Shareholder:
3.4.1	by way of acceptance of a general offer by a third party made in accordance with the City Code on Takeovers and Mergers for the share capital (or the share capital of one class) of lastminute.com which has been recommended by the board of directors of lastminute.com or has become unconditional in all respects, or in response to a request by that third party, by way of the giving of any irrevocable undertaking to accept any such offer;

Back to Contents

3.4.2	in favour of a Person connected with that TP Shareholder, provided that connected shall mean, in relation to one of the investment funds listed in Schedule SOA, to any company of such investment funds or any investment fund or company controlled by an investment fund, managed or participated by any company of an investment fund (a "Permitted Transferee"), provided that no such Disposal may be made during the Lock-Up Period unless the proposed transferee first enters into an undertaking with lastminute.com to be bound by Clauses 0 to 3.4.8 and, subject to the condition that the Lock-Up Period is not terminated, agreeing to transfer the relevant shares or interests back to that TP Shareholder immediately upon the transferee ceasing to be connected with that TP Shareholder;
3.4.3	made under an offer by lastminute.com to purchase its own shares which is made on identical terms to all holders of shares of the relevant class in the capital of lastminute.com;
3.4.4	effected under a compromise or arrangement proposed by lastminute.com under section 425 Companies Act 1985 or any scheme of reconstruction of lastminute.com under section 110 Insolvency Act 1986;
3.4.5	effected to raise funds to meet any liability for any claim for breach of any of the Warranties;
3.4.6	effected following such event giving rise to the application of Clause 3.2;
3.4.7	effected after the death of the relevant TP Shareholder;
3.4.8	for the avoidance of doubt, effected by way of a hedge or option arrangement or contract for differences under which the TP Shareholder in question remains the holder of and retains control of the relevant Consideration Shares throughout the 6 months period specified in Clause 3.

4.	CONDITIONS PRECEDENT
Completion of the exchange described in Clause 2 shall be subject to the satisfaction of each of following conditions precedent:
4.1	each of Mssrs. Coutas, Rochet, Melard, Pernikoff and van Houtte shall have entered into the Forward Sales Agreement in relation to all their Options;
4.2	each of Messrs. Bellec, Brun, Babout et Bordat shall have entered into the Forward Sales Agreement in relation to all their Options save that the Forward Sales Agreement executed by each of them will specify that they will not be bound by the obligations set out in Clause 12 (including, for the avoidance of doubt, Schedules GW, TW and LW);

Back to Contents

4.3	the TP Shareholders together with the Option Holders who have entered into Forward Sales Agreement, shall hold, in aggregate, shares in the Company and Option Shares in such number as to represent a fraction of the share capital of the Company of not less than 95% of the Fully Diluted share capital of the Company;
4.4	all shareholders agreements among the TP Shareholders and, as the case may be the Company or any other Person, in relation to the Shares shall have been terminated at no cost to the Company or any of the Subsidiaries, without prejudice to the right to enter into any shareholders’ agreement regarding some of the Consideration Shares;
4.5	the Extraordinary Shareholders’ Meeting of lastminute.com shall have authorised the directors to allot the Consideration Shares pursuant to this Agreement in consideration for the transfer of the Exchange Shares to lastminute.com ; and
4.6	admission of the Consideration Shares shall have taken place within three (3) Business Days from the Extraordinary Shareholders’ Meeting referred to in 4.5.
Without prejudice to Clause 8.1.1, if any of the above conditions have not been satisfied on 5 September 2002 then this Agreement shall have no further effect and the Parties shall be released from all obligations thereunder, but without prejudice to any rights or obligations which may thereby accrue or may already have been accrued before such date pursuant to Clauses 10, 15 and 16

5.	UNDERTAKINGS OF THE INITIAL TP SHAREHOLDERS
5.1	A number of Options have been issued by the Company to the benefit of employees of the Company, the exercise of which and the subsequent transfer of Options Shares resulting from such exercise may not be achievable prior to Completion. The Parties will do their best efforts to offer to such Options Holders, in the event they exercise their Options, to exchange their Options Shares against shares in lastminute.com or, on or before 15 September 2002, to enter into Forward Sales Agreement with lastminute.com in relation to their Option Shares providing for the exchange of such Option Shares on the same terms and conditions as provided herein.
5.2	The Initial TP Shareholders shall do their best efforts to cause the other shareholders of the Company (as at the date hereof) to execute an Adherence Letter prior to Completion and, at Completion, to exchange with lastminute.com their shares in the Company for Consideration Shares in accordance with this Agreement.
5.3	The Initial TP Shareholders undertake to exchange with lastminute.com, for shares in lastminute.com under the same terms and conditions as provided herein, any shares in the Company that they may acquire, or otherwise come into possession of, following Completion.
5.4	The Initial TP Shareholders agree to do their best efforts to cause the Persons (other than any Group Company) holding shares in the Subsidiaries to sell such shares to lastminute.com for a price of € 1 in aggregate per Subsidiary, as soon as possible after Completion.

Back to Contents

6.	PERIOD BEFORE COMPLETION
6.1	The TP Shareholders shall ensure that during the period beginning on the signing of this Agreement and ending at Completion, except as otherwise expressly authorised or disclosed in this Agreement or expressly approved by lastminute.com, which approval may not be unreasonably withheld or delayed, or necessary for the TP Shareholders to comply with their obligations hereunder, no member of the Group shall:
6.1.1	depart from the ordinary course of its day-to-day trading or alter the scope of its operations;
6.1.2	allot, issue, redeem or purchase any shares, except to the extent necessary under the Options;
6.1.3	grant, issue or redeem any mortgage, pledge, debenture or other security or give any specific guarantee or specific indemnity for amounts (in aggregate) in excess of €50,000, except for security or guarantee given in the ordinary course of day-to-day operation and business;
6.1.4	make or announce any change in any of the terms and conditions, including notice period (préavis), severance payment (indemnité de licenciement), (including by way of a reduction in contributions) to any pension scheme or retirement, death or disability benefit applicable to any of its current or former directors or employees (or any dependants of any such person) or grant or create any additional such benefits or changes;
6.1.5	permit any of its material insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its material insurance policies void or voidable;
6.1.6	enter into any agreement or transaction with any TP Shareholder or any person connected with any TP Shareholder or pay any management charge or other fee to any TP Shareholder or any person connected with or advising any TP Shareholder unless expressly authorised or specifically disclosed;
6.1.7	declare, make or pay any dividend or other distribution to its shareholders;
6.1.8	commit to any additional capital expenditure exceeding EUR 100,000 in aggregate;
6.1.9	incur any additional financial indebtedness;
6.1.10	sell or otherwise dispose of any interest in, or grant any third party rights (including any lease or option or right of pre-emption) in respect of, any of its fixed assets except in the ordinary course of trading.

Back to Contents

6.2	Not later than 5 Business Days before the Completion Date, the Agent shall provide lastminute.com a certificate setting out :
6.2.1	the name and address of each TP Shareholder,
6.2.2	the number of Exchange Shares held by each of them,
6.2.3	the number of Consideration Shares to be allotted to each TP Shareholder in accordance with this Agreement (for the avoidance of doubt, rounded down to the nearest entire number),
6.2.4	details of any relevant CREST account held by any TP Shareholders at CRESTCO to the extent that any of the Consideration Shares to be allotted to him are to be held in dematerialised form, and
6.2.5	the number of Consideration Shares to be held in escrow in accordance with the Escrow Agreement in respect of each TP Shareholder, together with evidence in a form satisfactory to lastminute.com that the Exchange Shares have been duly issued by the Company and are fully paid up.
6.3	As between each of the TP Shareholders and lastminute.com, the certificate provided by the Agent pursuant to clause 6.2, shall be conclusive, final and binding (save for manifest error). The allotment of the Consideration Shares among the TP Shareholders by lastminute.com in accordance with the certificate provided by the Agent pursuant to this sub-clause 6.2 shall constitute a valid discharge of lastminute.com’s obligations in respect of the allotment of the Consideration Shares.

7.	COMPLETION
7.1	Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, a completion meeting will take place at the offices of Herbert Smith, Exchange House, Primrose Street, London EC2A 2HS on 29 August 2002, unless another date or place is agreed in writing by the Agent and lastminute.com.
7.2	At Completion the TP Shareholders shall deliver or procure to be delivered to, or to the order of, lastminute.com:
7.2.1	duly executed share transfer forms ("ordres de mouvement") in order to effect the transfer of the Exchange Shares to lastminute.com;
7.2.2	any power of attorney under which any document is executed on behalf of the relevant TP Shareholders;
7.2.3	up to date corporate books and registers of the Companies (including "registre des mouvements de titres", "comptes individuels d'actionnaires" and equivalent documents, as may be required in each of the relevant jurisdictions, acknowledging the transfer of the Shares to lastminute.com);
7.2.4	a certificate executed by or on behalf of each of the TP Shareholders repeating the representations and warranties contained in Schedules GW and TW of this Agreement and certifying that they are true and accurate, in all respects, as at Completion;

Back to Contents

7.2.5	duly signed letters of unconditional resignation of each of the members of the board directors of the Group Companies other than the Company with effect from the Completion Date;
7.2.6	duly signed letters of resignation of each of the Statutory Auditors of the French Companies and of their substitutes with effect from the Completion Date, subject to their consent;
7.2.7	a copy of the minutes of a meeting of the board of directors of the Company held at Completion to acknowledge the resignation of the directors of the Company, except Mr. Coutas, and to appoint Messrs. Brent Hoberman and David Howell and Miss. Martha Lane Fox;
7.2.8	an engrossment of the Escrow Agreement duly executed by each TP Shareholders as a deed;
7.2.9	evidence of the exercise of the Options by certain Options Holders and evidence of the waiver to the Options by certain Options Holders as provided for in Clause 5, to the extent that any of the Options have been exercised or waived and that such evidence has not been attached hereto.
7.3	At Completion, lastminute.com shall deliver or procure to be delivered :
7.3.1	to each TP Shareholder a duly executed share certificate in respect of the Consideration Shares to be allotted to him in accordance with the certificate delivered to lastminute.com by the Agent pursuant to Clause 6.2, save to the extent that that certificate provides for Consideration Shares to be allotted in dematerialised form to CRESTCO. For the purposes of this Clause, delivery to the Escrow Agent of the Consideration Shares specified in that certificate to be held in escrow in accordance with the Escrow Agreement shall be deemed to be good delivery ;
7.3.2	confirmation from the registrars of lastminute.com that the Consideration Shares specified in the certificate to be allotted in dematerialised form to CRESTCO have been delivered to the accounts at CRESTCO nominated in the certificate;
7.3.3	a copy of the form of application for Admission and written confirmation from Cazenove & Co, Ltd. that Admission of the Consideration Shares has taken place;
7.3.4	an engrossment of the Escrow Agreement duly executed by lastminute.com as a deed;
7.3.5	a certified copy of the minutes of a meeting of the directors of lastminute.com or a duly constituted committee of that board in the agreed form resolving the allotment of the Consideration Shares in accordance with this Agreement and subject to the terms of the Escrow Agreement and the entering, where appropriate, into the register of members of lastminute.com the TP Shareholders in respect of the Consideration Shares; and
7.3.6	a copy of the press announcement confirming Mr. Roland Coutas as a member of the lastminute.com’s executive committee with effect from 1 March 2003.

Back to Contents

8.	DEFAULT UNDER CLAUSE 7
8.1	If any of the TP Shareholders or lastminute.com does not or is unable to fulfil all of its obligations under Clause 7 at the time when the Completion Meeting is due to take place under Clause 7.1, the non-defaulting party may by notice to the other party:
8.1.1	postpone the Completion Meeting by up to 2 Business Days subject always to 5 September 2002;
8.1.2	elect to proceed to the Completion Meeting, in which case the defaulting party shall be obliged to fulfil those obligations under Clause 7 which they are or it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified for the purpose in the notice; or
8.1.3	if having already given notice under Clause 8.1.1 and a period of not less than 2 Business Days having elapsed without each unfulfilled obligation in question having been fulfilled, elect not to complete the exchange of the Shares for the Consideration Shares.
8.2	If the completion Meeting is postponed on any occasion under Clause 8.1.1, Clause 8 shall apply with respect to each occasion to which it is so postponed.
8.3	If the non-defaulting party elects not to complete the sale and purchase of the Shares under Clause 8.1.3, the parties shall have no further rights or obligations under this Agreement, save that Clauses 10.2 or 10.3, 15 and 16 shall remain binding on the Parties in accordance with their terms.

9.	COMPLETION
Following satisfaction of the Conditions Precedent, other than Admission, Completion shall be effective on Admission of the Consideration Shares.

10.	TERMINATION – BREAK UP FEES
10.1	This Agreement may be terminated or abandoned at any time prior to the Completion Date:
10.1.1	by the mutual written consent of lastminute.com and the TP Shareholders;
10.1.2	by lastminute.com if the TP Shareholders shall have breached in any material respect any of its representations, warranties, covenants contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of a written notice by lastminute.com to the TP Shareholders specifying such breach;

Back to Contents

10.1.3	by the TP Shareholders if lastminute.com shall have breached in any material respect any of its representations, warranties, covenants contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of a written notice by the TP Shareholders to lastminute.com specifying such breach; or
10.1.4	if the Conditions Precedents set out in Clause 4 of the Agreement have not been satisfied or waived by the Completion Date.
10.2	The TP Shareholders shall have a right to terminate this Agreement and lastminute.com shall pay to the Agent for the account of the TP Shareholders a total sum equal to € 480,000 (the “LM Break Up Fee”) upon the occurrence of any of the following events, it being understood that this LM Break Up Fee is a lump sum paid as liquidated damages, and not as a penalty, to indemnify the TP Shareholders for all losses suffered by them as a result of termination of this Agreement and is set at a value which cannot be reduced and which has been agreed by the Parties as representing a fair assessment of such losses :
10.2.1	if the conditions precedent set out in sub-clauses 4.5 and 4.6 are not satisfied on or before 5 September 2002;
10.2.2	if lastminute.com does not comply with their undertakings set out in sub-clause 7.3 except for such undertakings set out in sub-clause 7.3.6 on or before 5 September 2002; and
10.2.3	in the event contemplated by sub-clause 10.1.3.
provided however, that in any of the above circumstances, if the TP Shareholders waive their right to terminate this Agreement so as to enable Completion to take place, the LM Break Up Fee shall not be payable;
10.2.4	payment in full of the LM Break Up Fee to the Agent shall validly discharge lastminute.com of its obligations hereunder.
10.3	lastminute.com shall have the right to terminate this Agreement and the TP Shareholders shall pay lastminute.com a total sum equal to € 480,000 (the “TP Break Up Fee”), upon the occurrence of any of the following events, it being understood that this TP Break Up Fee is a lump sum paid as liquidated damages, and not as a penalty, to indemnify lastminute.com for all losses suffered by them as a result of termination of this Agreement and is set at a value which cannot be reduced and which has been agreed by the Parties as representing a fair assessment of such losses:
10.3.1	if the conditions precedent set out in sub-clauses 4.1 to 4.4 are not satisfied on or before 5 September 2002;
10.3.2	if the TP Shareholders do not comply with their undertakings set out in sub-clauses 6.2 and 7.2 except for such undertakings as set out in sub-clauses 7.2.5, 7.2.6, 7.2.7 and 7.2.9 on or before 5 September 2002; and

Back to Contents

10.3.3	in the event contemplated by sub-clause 10.1.2.
provided however, that in any of the above circumstances, if lastminute.com waive their right to terminate this Agreement so as to enable Completion to take place, the TP Break Up Fee shall not be payable;
10.3.4	in respect of any TP Shareholder, the portion of the Break Up Fee assumed by such TP Shareholder will be calculated in accordance with the following formula:
portion of the TP Break Up Fee = the number of shares in the Company held by the TP Shareholder concerned divided by the total number of shares in the Company held by the TP Shareholders and multiplied by € 480,000.
Payment in full of that part of the TP Break Up Fee payable by a TP Shareholders shall validly discharge its obligations hereunder.

11.	PROTECTION OF lastminute.com INTERESTS
11.1	In this clause:
11.1.1	"competing business"means any business in France, Italy, Belgium, Spain, the United Kingdom (hereafter the “Countries”) which competes with the business carried on at Completion by the Company or any of the Subsidiaries which is targeted at the population of the Countries and which sells flights only and flight and accommodation combined packages commencing from any of the Countries (and excluding, for the avoidance of doubt, packages to any countries other than the countries in respect of which the Company and such Subsidiaries currently offer packages), car hire or travel insurance;
11.1.2	"Restricted Period" means the period of two years starting on Completion; and
11.1.3	references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.
11.2	Mr. Roland Coutas covenants with lastminute.com that:
11.2.1	until the end of the Restricted Period, he shall not directly or indirectly carry on or be engaged or interested in a competing business save that he may hold for investment up to three per cent. of any class of securities of companies principally engaged in competing business quoted or dealt in Euronext Paris, on The London Stock Exchange or any other stock market or securities exchange;
11.2.2	until the end of the Restricted Period, he shall not directly or indirectly:
11.2.2.1	solicit, canvass or approach or endeavour to solicit, canvass or approach in competition with the Company or any of the Subsidiaries any person who is a significant customer of the Company or of any Subsidiary for the purpose of offering to that person restricted goods or services or supply on behalf of a competing business restricted goods or services to that person:
(a)	who, to his knowledge, was provided with services by the Company or any of the Subsidiaries at any time during the 2 years up to and including Completion; or

Back to Contents

(b)	who, to his knowledge, was negotiating with the Company or any of the Subsidiaries for the supply of goods or services at any time during the 12 months up to and including Completion;
11.2.2.2	solicit or entice away or endeavour to solicit or entice away from the Company or any of the Subsidiaries in competition with the Company or any of the Subsidiaries any person employed by the Company or any of the Subsidiaries in an executive, technical, or sales capacity at Completion with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to the same field of work;
11.2.3	he shall not at any time disclose or use, for his own benefit or that of any other person (other than for the proper performance of his duties to the Company or to any of the Subsidiaries) any confidential information or trade secrets which he possesses concerning the business or affairs of the Company or any of the Subsidiaries or of any person having dealings with the Company or any of the Subsidiaries, except any such information which is in the public domain;
11.2.4	each of the restrictions set out in Clauses 11.2.1 to 11.2.3 above is separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

12.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS
12.1	The Warrantors make as of the date hereof the representations and warranties to lastminute.com set out in the Warranties and which will be deemed to be repeated at Completion.
12.2	The Warrantors acknowledge that, in entering into this Agreement, lastminute.com is relying on the representations and warranties made by the Warrantors as set out in the Warranties.
12.3	Accordingly, the Warrantors agree to indemnify lastminute.com, the Company or the Subsidiaries for any direct losses and damages, and reasonable related costs and expenses duly documented (collectively hereinafter the “Losses”) incurred by lastminute.com, the Company or the Subsidiary arising out of, or resulting from (i) any inaccuracy or breach of any of the representations or warranties of any of the Warrantors made in or pursuant to this Agreement or (ii) any liability or depreciation of any of the Group Companies which have not been sufficiently provided for in the Audited Accounts.
12.4	The Warrantors shall not (in the event of any claim being made against any of them in connection with the exchange of the Shares to lastminute.com) make any claim against the Company or any of the Subsidiaries or against any director or employee of the Company or any of the Subsidiaries, save for the top Group management referred to in Clause 1.1.11, on whom any of the TP Shareholders may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

Back to Contents

12.5	Each of the Warranties shall be construed as a separate representation and warranty and, except for (a) Tax matters (save to the extent provided in the Audited Accounts), (b) matters referred to in paragraph 9.1. of Schedule GW and (c) matters disclosed in Schedules SOA, SUB, and O, is given subject to the matters which are disclosed in the Disclosure Letter but shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement. For the purposes of this Clause 12, the expression “disclosed” shall mean a clear and precise disclosure of the nature of the relevant matter disclosed against any specific category of Warranty.
12.6	The rights and remedies of lastminute.com in respect of any Losses shall not be affected by Completion, by the giving of any time or other indulgence by lastminute.com to any person, by lastminute.com rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by lastminute.com in writing; and any such waiver or release shall not prejudice or affect any remaining rights or contractual remedies of lastminute.com, subject to Schedule LW.
Schedule LW shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of all Claims (as defined in that Schedule). The Warrantors shall assume their indemnification obligations under Clause 12 in the Agreed Proportion.

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES
The representations, warranties and covenants contained in this Agreement or in any Schedule, Exhibit or document attached thereto shall survive Completion. The time period during which the Parties may bring a claim in respect of such representations and warranties is set out in Schedule LW.

14.	REPRESENTATIONS
14.1	Each TP Shareholder that is not a U.S. person makes the following acknowledgements, representations, warrants and agreements:
14.1.1	it has been advised by lastminute.com plc and understands that (i) the Consideration Shares have not been registered or qualified under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law, (ii) lastminute.com plc does not intend to so register the Consideration Shares and (iii) the Consideration Shares, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph 14.2.4 below;

Back to Contents

14.1.2	it represents, warrants and agrees that it is not a U.S. person and is located outside the United States and any person for whose account or benefit it is acting is not a U.S. person and is located outside the United States and, upon acquiring the Consideration Shares, it and any such person will not be a U.S. person and will be located outside the United States (as used herein, “U.S. Person” and “United States” will have the meanings specified in Regulation S under the Securities Act).
14.2	Each TP Shareholder that is a U.S. person or is located in the U.S. (“U.S. Shareholder”) makes the following representations, acknowledgements and agreements:
14.2.1	it has been advised by lastminute.com plc and understands that (i) the Consideration Shares have not been registered or qualified under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law, (ii) lastminute.com plc does not intend to so register the Consideration Shares and (iii) the Consideration Shares, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph 14.2.4 below;
14.2.2	it is (a) a sophisticated investor having such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of investment in the Consideration Shares, (b) able to bear the economic risks of such an investment, and (c) an institutional “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3), (7) and (8) under the Securities Act;
14.2.3	it represents that it has had such access to financial and other information concerning lastminute.com and the Consideration Shares as it has deemed necessary in connection with its decision to purchase any of the Consideration Shares, including the opportunity to ask questions of and receive information from lastminute.com;
14.2.4	it agrees and each subsequent holder of the Consideration Shares by its acceptance thereof will agree, to offer, sell or otherwise transfer such Consideration Shares only (a) to lastminute.com or any subsidiary thereof, (b) to an institutional “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3), (7) and (8) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor” and who delivers to lastminute.com a letter containing the same certifications as this letter, (c) pursuant to a registration statement which has been declared effective under the Securities Act, (d) in an offshore transaction in accordance with Rule 904 of the Regulation S under the Securities Act, or (e) pursuant to any other available exemption from the registration requirements of the Securities Act. Each U.S. Shareholder acknowledges that lastminute.com reserves the right prior to any offer, sale or other transfer pursuant to clause (b) or (e) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to lastminute.com;

Back to Contents

14.2.5	it acknowledges that each Consideration Share it receives upon certification will contain a legend substantially to the following effect:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES IT SHALL OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO AN INSTITUTIONAL “ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501(A)(1), (2), (3), (7) AND (8) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR", FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND WHO DELIVERS TO THE ISSUER A LETTER CONTAINING THE SAME CERTIFICATIONS AS THE LETTER DELIVERED BY THE INITIAL PURCHASER, A FORM OF WHICH IS AVAILABLE FROM THE ISSUER, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (D) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO "EMPLOYEE BENEFIT PLAN" AS DEFINED IN SECTION 3 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY ACQUIRE A BENEFICIAL INTEREST HEREIN. THE ISSUER RESERVES THE RIGHT PRIOR TO ANY OFFER, SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION PURSUANT TO CLAUSE (B) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.
14.3	Mr. David Howell is duly authorised by the board of the directors of lastminute.com to execute this Agreement.

Back to Contents

14.4	lastminute.com represents that:
14.4.1	subject only to the passing of the necessary resolution by the members of lastminute.com authorising the directors of lastminute.com to allot the Consideration Shares and to the Admission of the Consideration Shares, it has full legal right, power, authority and capacity to carry out the transactions contemplated by this Agreement and this Agreement constitutes a valid and binding obligation of lastminute.com ; and
14.4.2	it has complied in all material respects with the continuing obligations set out in Chapter 9 of the Listing Rules contained in the UKLA Sourcebook of rules and guidance and the equivalent continuing obligations relating to the listing of lastminute.com’s securities on NASDAQ, in each case as from time to time applicable.
14.5	lastminute.com shall, as soon as reasonably practical following Completion, take all steps necessary to cause its existing French subsidiary and the Company both to be converted into a société anonyme à conseil de surveillance et directoire and to appoint Messrs. Roland Coutas, Brent Hoberman, David Howell and Miss. Martha Lane Fox as members of the conseil de surveillance and Mr. Roland Coutas as president of the conseil de surveillance of each such entity.
14.6	Each of the TP Shareholders represents that he has full legal right, power, authority and capacity to carry out the transactions contemplated by this Agreement and this Agreement constitutes a valid and binding obligation of such TP Shareholder.
14.7	The aggregate liability of lastminute.com to any TP Shareholder under or in connection with clause 14.4.2 shall not exceed an amount equal £ 0.90 multiplied by the number of Consideration Shares received by that TP Shareholder pursuant to this Agreement.The TP Shareholders’ rights to be indemnified for any breach of the representation made in clause 14.4.2 shall expire on 30 September 2003, save to the extent that any claims have been duly notified on or before such date.

15.	ANNOUNCEMENTS
15.1	None of the parties shall make, or procure or permit the making of, any announcement whether before or after Completion with respect to this Agreement or any ancillary matter without the prior consent of the other parties and except as may be required to comply with the rules of the UK Listing Authority or the London Stock Exchange.
15.2	Following signing of this Agreement lastminute.com and the Initial TP Shareholders shall make announcements relating to this Agreement in the agreed terms.
15.3	The Company shall at lastminute.com’s reasonable request supply such information and reports concerning the Company and any of the Subsidiaries as required by lastminute.com to comply with the rules of the UK Listing Authority or The London Stock Exchange as to any announcement or document required to be made or published with respect to this Agreement.

Back to Contents

16.	MISCELLANEOUS
16.1	Entire Agreement – Number of original copies:
16.1.1	This Agreement supersede all prior exchanges of documents, discussions and agreements between the Parties with respect to the subject matter of this Agreement, and, save for the Escrow Agreement, the Representation Letter, and any transaction contemplated hereby, this Agreement together with all the Schedules and the Disclosure letter contains the entire agreement between the Parties hereto with respect to the subject matter hereof. In case of contradiction between the provisions of the Escrow Agreement and the provisions of this Agreement, the latter will prevail.
16.1.2	By executing the Adherence Letter any shareholder in the Company, and by executing a Forward Sales Agreement (subject to it becoming effective in accordance with its terms), any Option Holder, will automatically, unconditionally and irrevocably become a Party to this Agreement, as from the date hereof, as a TP Shareholder with all the rights and obligations attaching to any and all TP Shareholders, including as Warrantors (save for the persons referred to in Clause 4.2), pursuant to this Agreement, without it being necessary for the other Parties to execute any other document or instrument to the effect of this sub-clause 16.1.2.
16.1.3	The TP Shareholders acknowledge and agree that they have the “same interest”, as construed in accordance with paragraph 2 of Article 1325 of the French Civil Code, and that therefore only two original copies of this Agreement (and, for the avoidance of doubt the Disclosure Letter, its attachments, any Adherence Letter and its attachments, any Forward Sales Agreement, any deed of adherence or novation in relation to the Escrow Agreement) shall be signed by the Parties, in spite of there being more than two Parties to this Agreement.
16.1.4	The TP Shareholders agree that any copy of this Agreement certified by any partner of Kahn & Associés shall, as between the TP Shareholders, constitute sufficient evidence of the conformity of that copy against the original.
16.2	Further Acts
Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take or cause to be taken all necessary action in accordance with applicable law to ensure to perform in the most expeditious manner possible the transactions contemplated in this Agreement.
16.3	Invalidity of a Provision
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless such invalidity shall deprive a Party to this Agreement of the material benefits to which it is entitled or expected to receive hereunder. The Parties shall amend any invalid or unenforceable provision to the extent reasonably required to make such provision valid or enforceable.

Back to Contents

16.4	Waiver
Any term or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by such Party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, provided either under this Agreement or by law, in the event of breach by one or the other Party in the performance of this Agreement, shall be cumulative and not alternative.
16.5	Third Party Rights
The provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and assigns and do not confer third party beneficiary rights upon any other Person.
16.6	Parties Bound by Agreement – Successors and Assigns
No party may assign its rights under this Agreement (save (a) that following Completion lastminute.com may assign its rights but not its obligations under this Agreement to a subsidiary within the Control of lastminute.com on terms that should such company cease to be a subsidiary of lastminute.com such company shall assign such rights back to lastminute.com or another subsidiary of lastminute.com and (b) as otherwise provided for in this Agreement) and this Agreement shall be binding on and inure for the benefit of the parties' successors, assigns and personal representatives.
16.7	Duration
Unless otherwise terminated in accordance with Clause 10, this Agreement shall remain in force for as long as set out in Schedule LW.
16.8	Expenses
Without prejudice to Clauses 10.2 and 10.3, and except as set out in the Disclosure Letter, each Party should be responsible for the fees and disbursements of its advisors, accountants and other experts, as well as for all other expenses incurred byeach of the parties as a result of the negotiation, the preparation and the conclusion of this Agreement or any other transaction arising out of this Agreement.
16.9	Transfer Taxes
16.9.1	For the purpose of the registration formalities, the Parties hereby agree to, and without the validity of this Agreement or the value of the Consideration Shares being affected thereby in any way, allocate the valuation of the Exchange Shares as indicated in Schedule ACS.
16.9.2	Without prejudice to clause 16.8, all transfer, registration and other such taxes, duties, fees, costs and expenses incurred in connection with the registration of this Agreement and the transactions contemplated thereby with the tax authorities, shall be borne by lastminute.com.

Back to Contents

16.9.3	lastminute.com and the TP Shareholders shall co-operate in the filing of all necessary tax returns and other documentation with respect to all such taxes, duties, fees, costs and expenses including, if necessary, in the drafting of a simplified "confirmation" agreement in French to enable filing with the French Tax Authorities which the Parties undertake to sign at Completion, it being understood that such confirmation agreement shall in no circumstance novate or otherwise supersede this Agreement. The Parties hereby agree to join in the execution of any such tax returns and other documentation.
16.10	Legends
To the extent applicable in relation to U.S. Shareholders, each certificate or other document evidencing any of the Consideration Shares shall be endorsed with the legends substantially in the form set forth below (in addition to any legends required by agreement or by applicable securities laws):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES IT SHALL OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO AN INSTITUTIONAL “ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501(A)(1), (2), (3), (7) AND (8) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR", FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND WHO DELIVERS TO THE ISSUER A LETTER CONTAINING THE SAME CERTIFICATIONS AS THE LETTER DELIVERED BY THE INITIAL PURCHASER, A FORM OF WHICH IS AVAILABLE FROM THE ISSUER, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (D) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO "EMPLOYEE BENEFIT PLAN" AS DEFINED IN SECTION 3 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY ACQUIRE A BENEFICIAL INTEREST HEREIN. THE ISSUER RESERVES THE RIGHT PRIOR TO ANY OFFER, SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION PURSUANT TO CLAUSE (B) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.
16.11	Governing Law
This Agreement shall be governed by and construed in accordance with French law.

Back to Contents

16.12	Language of this agreement
The Parties expressly declare that it is their express intention that this Agreement be drawn up in the English language. The TP Shareholders hereby expressly waive any rights they may have to terminate this Agreement or have it declared void because it is not drafted in the French language. "Les Parties à la présente Convention déclarent que leur volonté expresse est que cette Convention soit rédigée en langue anglaise. Les actionnaires de Travelprice.com renoncent expressément et de façon irrévocable à tout droit qu’ils pourraient avoir, le cas échéant, de résilier la présente Convention ou de la faire déclarer nulle ou d’en demander la résolution parce que la présente Convention n’aurait pas été rédigée en langue française".
16.13	Arbitration
All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The language of the arbitration shall be the English language. The arbitration shall be held in Paris.
16.14	Notices
All notices, requests, claims or other communications relating to this Agreement shall be made in writing and addressed to the other Party (and shall be deemed to have been duly given upon receipt by the other Party) by delivery in person, registered mail, express air courier (DHL or similar) or fax (confirmed by registered mail or express air mail) by addressed as follows :
Notices to the TP Shareholders :
with a copy addressed on the same day to :
-	APAX PARTNERS S.A. (“APAX”), a société anonyme, having a registered capital of € 1,040,000, having its registered office at 45, avenue Kléber, 75116 PARIS, represented by Mr. Edgar MISRAHI, telephone + 33 (0)1 53 65 01 00, fax + 33 (0)1 53 65 01 01, who shall be deemed reviewing the notice on behalf of all the TP Shareholders and who shall notify them individually under his own responsibility and without any effect on this Agreement.
and another copy addressed on the same day to :
Kahn & Associés
51, rue Dumont d’Urville
75116 Paris France
Telephone: 0145.01.45.01
Fax: 01.45.01.45.00
Attention : Olivia Lê Horovitz

Back to Contents

The TP Shareholders confer on APAX, who hereby accepts, the authority to be lastminute.com's sole interlocutor for all intents and purposes under this Agreement and as agent of common interest for all TP Shareholders to take any action and accept giving or receiving any notices or payment on their behalf, including in the context of the break up fees set out in Clause 10 and the warranty procedure set out in Clause 11 and Schedule LW (the “Agent”). A notice given to the Agent shall be deemed to be notice to all the TP Shareholders and any notice given by the Agent shall be deemed to be notice given by all the TP Shareholders. The TP Shareholders may agree among them to change the Agent from time to time but such change shall only be effective vis-à-vis lastminute.com if properly notified by the incumbent Agent.
In appointing APAX as Agent under this Agreement, each TP Shareholder hereby agrees to share pro rata in accordance with their respective Consideration Shares any expenses (including but not limited to the fees of professional advisors and other out-of-pocket expenses) incurred in connection with performance of its duties as Agent. The Agent shall determine in its sole discretion the extent to which it consults with, and solicits the approval of the other TP Shareholders in the performance of its duties.
The Agent shall not be liable to the TP Shareholders for any act done or omitted hereunder as Agent while acting in good faith. The TP Shareholders shall severally (pro rata in accordance with their ownership of Consideration Shares) indemnify the Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Agent and arising out of or in connection with the acceptance or administration of such Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Agent.
The Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Agent be responsible for the validity or sufficiency of this Agreement or the Escrow Agreement. In all questions arising under this Agreement and the Escrow Agreement, the Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Agent based on such advice, the Agent shall not be liable to anyone of the TP Shareholders. The Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

Notices to lastminute.com :
–	Attention : David Howell, Esq. and Simon Watkins, Esq.
4 Buckingham Gate, London SW1E 6JP, UK.

with copies addressed on the same day to :

–	Herbert Smith
	20, rue Quentin Bauchart 75008 Paris France
	Telephone:	01.53.57.70.70
	Fax:	01.53.57.70.80
Attention : Bruno Basuyaux
The TP Shareholders and lastminute.com may from time to time change their respective addresses (and the TP Shareholders and lastminute.com may change their designated representatives) for the purpose of notification by giving a notice to the other Party indicating a new address (or new designated representatives).
For the avoidance of doubt notices must not be sent by electronic mail.

Signed in Paris, on 21 July 2002 in two original copies, one for lastminute.com and one for all the Initial TP Shareholders.